EXHIBIT 16.1

August 13, 2026

Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 Dear Sirs/Madams:
RE: Eco Science Solutions, Inc.

Members of: WSCPA AICPA 802 N Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 mail@fruci.com www.fruci.com

We have read Item 4.01 of Eco Science Solutions, Inc.’s Form 8-K dated August 10, 2026, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC